Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record Second Quarter 2017 Results

E-Commerce Growth Continues to Drive Record Revenues

FAIRPORT HARBOR, Ohio – July 27, 2017—OurPet’s Company (OTCQX: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported record net revenue and strong net income for the three months ended June 30, 2017.

Second Quarter 2017 Highlights

•	Increased net revenue by 13.7% to $6.18 million for the second quarter of 2017 compared to $5.44 million in the year-ago period;

•	Realized a 1.7% increase in gross profit margin reaching 30.6% for the second quarter of 2017 compared to 28.9% in the year-ago period;

•	Increased net income by 59.5% to $246,619 for the second quarter of 2017 compared to $154,634 in the year-ago period;

•	Grew E-Commerce sales by 78% to $1.0 million for the second quarter of 2017 compared to $564,000 in the year-ago period, and;

•	Announced the opening of a bonded warehouse in China’s Free Trade Zone, as well as a partnership with a new Chinese distributor.

Dr. Steven Tsengas, Chairman and CEO commented, “We are pleased with our strong operating performance driven by the record double digit revenue growth in E-Commerce sales during the quarter. The retail consumer preference landscape is changing rapidly as consumers move towards the user-friendly self-help internet environment. While we also saw positive growth in our Pet Specialty and Value channels during the quarter, E-Commerce grew a record 78%, and OurPet’s will continue to invest significant resources in order to ensure that we are well positioned to capitalize on this trend in the future.

Dr. Tsengas continued, “While our bottom line was substantially higher than the same period a year ago, we are not satisfied with our current operating and net margins. Our SG&A expenses increased to 25.8% of sales from 24.7% for the same period a year ago, primarily due to increased investment in customer sales, marketing and promotional programs. We’ve since initiated cost reduction actions to bring SG&A down without compromising customer satisfaction.

“Revenues for the Pet Specialty channel increased 11.5% over the same period a year ago with most distributors showing healthy increases, specifically revenue associated with one of our largest Pet Specialty customers grew 51%. Revenues in the Food, Drug and Mass retail channel declined about 3.1% from the same period a year ago primarily due to decreases in toys and accessories sales. The Value channel saw revenue increase 87.3% with one major Value retailer switching from their private label products to the OurPet’s branded Pet Zone® products.

“International sales comprised almost 11% of our total sales during the second quarter of 2017 compared to about 8.5% in the prior-year period. International sales in Europe are beginning to show traction as the initial stocking of our major European Master Distributor commences. Within Asia, the company announced the opening of a bonded warehouse in China’s Free Trade Zone, as well as a partnership with a new Chinese distributor that will give OurPet’s access to the Chinese market. Within South Korea, OurPet’s has grown its relationship with its distributor, who continues to expand into OurPet’s full product line.

“This quarter’s sales growth within product categories was fueled by our Bowls and Feeders which grew revenues 20% over the prior-year period. Our Designer Diner® (Pet Zone® brand) and Barking Bistro® (OurPets® brand) adjustable three height feeder led the way with over 400% revenue growth from the prior-year period, with most of this business coming from the E-Commerce channel. Second quarter Toys and Accessories sales were relatively flat, with gains in the E-Commerce channel being offset by decreases in the Food, Drug and Mass retail channel. OurPet’s is seeing a shift occurring from traditional toys to electronic and interactive toys, and continues to introduce innovative electronic toys that challenge cats and dogs such as our Bird in a Cage™, Pounce House™, Whirling Wiggler™, and Catty Whack®.

“The Waste and Odor category grew 25% over the prior-year period, fueled by increased sales of our Switchgrass Natural Cat Litter™ with BioChar. This innovative cat litter is increasingly gaining traction, particularly in the International sector and some grocery chains domestically, and we are really excited about this product’s potential. OurPets® Intelligent Pet Care™ (IPC) products, the SmartScoop® - Intelligent Litter Box, the SmartLink® Feeder – Intelligent Pet Bowl and the Smartlink® Waterer – Intelligent Water Fountain are innovative products that are still in early days of adoption. As customers understand the benefits of monitoring pet behavior patterns with respect to eating, drinking and waste elimination, we believe this product group will strongly resonate in the marketplace, particularly with the millennial shopper.

Dr. Tsengas concluded, “The economic landscape is continuously changing and we know we must adapt to that change. However, we hold fast to our basic business model which combines technical knowledge with pet knowledge to create innovative solutions that satisfy the needs of pets, pet parents and retailers. This has been a time-tested equation for success, and we look forward to expanding on that success in the coming years.”

2017 Second-Quarter Results

Net revenue increased 13.7% to $6,183,800 for the second quarter of 2017 compared to revenues of $5,436,902 for the prior-year period. The approximate $747,000 increase was due to strong sales (78% growth) in the E-Commerce channel, particularly from raised feeders and toys and accessories as well as growth in the Pet Specialty and Value channels.

Gross profit increased 20.5% to $1,893,818 for the second quarter 2017 compared to $1,571,844 for the prior-year period. Gross profit margin increased to 30.6% from 28.9% in the prior-year period.

Net income increased 59.5% to $246,619 in the second quarter of 2017 compared to $154,634 for the prior-year period. Net income per diluted share was $0.01 compared to $0.01 in the prior-year period, based on weighted average shares of 18,922,288 for the current quarter compared to a weighted average of 18,277,336 shares for the prior-year period.

Adjusted EBITDA increased 7.3% to $451,678 for the second quarter of 2017 compared to $421,043 for the prior-year period. A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

2017 First Six Months Results

Net revenue increased 9.5% to $12,720,610 for the first six months of 2017 compared to revenues of $11,612,887 for the prior-year period. The approximate $1,108,000 increase was due to strong sales in the E-commerce channel (69% growth), particularly from raised feeders and toys and accessories as well as 32% growth in the Value channel.

Gross profit increased 18.15% to $4,018,586 for the first six months of 2017 compared to $3,403,701 for the prior-year period. Gross profit margin increased to 31.6% from 29.3% in the prior-year period.

Net income increased 49.6% to $629,996 in the first six months of 2017 compared to $421,214 for the prior-year period. Net income per diluted share was $0.03 compared to $0.02 in the prior-year period, based on weighted average shares of 18,691,913 for the first six months compared to a weighted average of 18,250,885 shares for the prior-year period.

Adjusted EBITDA increased 2.6% to $1,067,333 the first six months of 2017 compared to $1,040,416 for the prior-year period.  A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s filings with the Securities and Exchange Commission. For further information, contact:

Contacts

OurPet’s Company
Dr. Steven Tsengas, CEO

(440) 354-6500, x111

Alpha IR Group

Chris Donovan or Steve Calk

(312) 445-2870

OPCO@alpha-ir.com

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017 2016		2017 2016

Net revenue	$6,183,800	$5,436,902	$12,720,610	$11,612,887
Cost of goods sold	4,289,982	3,865,058	8,702,024	8,209,186
Gross profit on sales	1,893,818	1,571,844	4,018,586	3,403,701

Selling, general and administrative expenses	1,597,633	1,344,142	3,241,514	2,760,729

Income from operations	296,185	227,702	777,072	642,972

Other income	4,291	(7,463)	14,244	(34,468)
Interest expense	22,914	27,920	44,759	60,756
Income before taxes	268,980	207,245	718,069	616,684

Income Tax expense	22,361	52,611	88,073	195,470
Net Income	$246,619	$154,634	$629,996	$421,214

Basic and Diluted Net Income Per Common
Share After Dividend Requirements For Preferred
Stock	$0.01	$0.01	$0.03	$0.02

Weighted average number of common shares
outstanding used to calculate
basic earnings per share	18,276,189	17,657,516	18,043,671	17,643,936

Weighted average number of common and
equivalent shares outstanding used to
calculate diluted earnings per share	18,922,288	18,277,336	18,691,913	18,250,885

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
ASSETS
Cash and equivalents	$829,707	$127,979
Receivables, net	3,616,558	4,641,798
Inventories, net	7,985,228	7,010,536
Prepaid expenses	915,206	885,391
Total current assets	13,346,699	12,665,704

LONG TERM ASSETS
Property and equipment, net	2,111,480	2,000,906
Amortizable Intangible Assets, net	410,871	404,273
Intangible Assets	477,328	477,328
Goodwill	67,511	67,511
Deposits and Other assets	25,000	98,524
Total long term assets	3,092,190	3,048,542

Total assets	$16,438,889	$15,714,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	246,652	228,941
Accounts payable	908,133	784,900
Accrued expenses	606,948	713,532
Total current liabilities	1,761,733	1,727,373

LONG TERM LIABILITIES
Long-term debt - less current portion above	611,782	645,203
Revolving line of credit	2,010,142	2,083,966
Deferred income taxes	357,659	362,753
Total long term liabilities	2,979,583	3,091,922

Total liabilities	4,741,316	4,819,295

Stockholders' Equity	11,697,573	10,894,951

Total liabilities and stockholders' equity	$16,438,889	$15,714,246

EBITDA	Q2'17	Q2'16	1st six months 2017	1st six months 2016	Q2'17 Variance $	Q2'17 Variance %	1st six months'17 Variance $	1st six months'17 Variance %

Net Income	$246,619	$154,634	$629,996	$421,214	$91,985	59.49%	$208,782	49.57%
Interest	22,914	27,920	44,759	60,756	$(5,006)	-17.93%	$(15,997)	-26.33%
Tax Expense	22,361	52,611	88,073	195,470	$(30,250)	-57.50%	$(107,397)	-54.94%
Depreciation	138,657	166,685	262,725	325,275	$(28,028)	-16.81%	$(62,550)	-19.23%
Amortization	15,127	13,193	29,780	25,701	$1,934	14.66%	$4,079	15.87%
Total EBITDA	$445,678	$415,043	$1,055,333	$1,028,416	$30,635	7.38%	$26,917	2.62%

Stock Options expense	$6,000	$6,000	$12,000	$12,000	$-	0.00%	$-	0.00%
Warrants expense	$-	$-	$-	$-	$-	0.00%	$-	0.00%
Total Adjusted EBITDA	$451,678	$421,043	$1,067,333	$1,040,416	$30,635	7.28%	$26,917	2.59%

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.